NEWS RELEASE

Contacts:    Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
IR@qesinc.com

FOR IMMEDIATE RELEASE
Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com

QUINTANA ENERGY SERVICES REPORTS SECOND QUARTER 2018 RESULTS
HOUSTON, TX – August 8, 2018 – Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the second quarter ended June 30, 2018.
Second Quarter 2018 Financial Highlights
Second quarter 2018 revenue grew 7.9% to $152.5 million, up from $141.3 million in the first quarter of 2018. Second quarter 2018 net income was $2.1 million and Adjusted EBITDA was $17.9 million, compared to a net loss of $16.4 million and Adjusted EBITDA of $15.5 million for the first quarter of 2018. In the second quarter of 2017, revenue was $108.5 million, net loss was $3.1 million and Adjusted EBITDA was $11.7 million. See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
Rogers Herndon, QES’ President and Chief Executive Officer, stated, “We entered the second quarter looking to increase profitability through strong operational execution and higher activity levels, and I am pleased to report we achieved both. Compared to our first quarter results, consolidated revenue and Adjusted EBITDA grew 7.9% and 15.5%, respectively. Two of our segments demonstrated significant operating leverage during the second quarter. Directional Drilling revenue grew 16.0% and Adjusted EBITDA grew over 100.0%, primarily due to pricing and utilization. Pressure Control revenue increased 14.3% and Adjusted EBITDA grew approximately 51.4% as a result of improvements in pricing, utilization, full quarter impact from a large diameter coiled tubing unit converted in Q1 and increased well control activity during the quarter. Additionally, Pressure Pumping deployed its fourth hydraulic fracturing fleet into service on schedule and below budget in June 2018."
“We are excited about our future and believe we are well positioned for continued growth. Operationally, we are in process of converting two additional large diameter coiled tubing units by the fourth quarter of this year and still plan to take delivery of a new 2.625" coil unit in late Q3. In the meantime, we will continue to focus on operational execution, build on the diversification of our four operating platforms, actively manage our capital expenditure allocation program, improve cash flows, and leverage future acquisition opportunities,” added Herndon.

Business Segment Results
The following business segments comprise the Company’s primary services: Directional Drilling, Pressure Pumping, Pressure Control and Wireline.
Directional Drilling
The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $43.6 million in the second quarter of 2018, up approximately 16.0% compared to revenue of $37.6 million in the first quarter of 2018 and up 17.5% from the second quarter of 2017. Second quarter 2018 Adjusted EBITDA was $5.2 million, compared to Adjusted EBITDA of $2.6 million for the first quarter of 2018. The sequential increases in revenue and Adjusted EBITDA were primarily due to pricing and utilization. In the second quarter of 2017, revenue was $37.1 million and Adjusted EBITDA was $4.8 million.
Pressure Pumping
The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies. Revenue for the segment grew 6.2% to $56.7 million in the second quarter of 2018, up from $53.4 million in the first quarter of 2018. The sequential increase in revenue was primarily driven by performing larger hydraulic fracturing stages for certain customers during the second quarter of 2018 compared to the prior quarter. Second quarter 2018 Adjusted EBITDA was $8.9 million, compared to Adjusted EBITDA of $9.9 million for the first quarter of 2018. The sequential decrease in Adjusted EBITDA was primarily due to a 13.0% increase in direct operating expenses in the second quarter of 2018 compared to the prior quarter. In addition, revenue per cement job decreased 16.8% in the second quarter of 2018 compared to the prior quarter. In the second quarter of 2017, revenue was $37.7 million and Adjusted EBITDA was $7.8 million.
Pressure Control
The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, and well control services. Revenue for the segment grew approximately 14.3% to $32.0 million in the second quarter of 2018, up from $28.0 million in the first quarter of 2018. Second quarter 2018 Adjusted EBITDA was $5.6 million, compared to Adjusted EBITDA of $3.7 million for the first quarter of 2018. The sequential increases in revenue and Adjusted EBITDA were primarily due to pricing, utilization and the addition of a large diameter coiled tubing unit. In the second quarter of 2017, revenue was $22.3 million and Adjusted EBITDA was $1.9 million.
Wireline
The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment decreased to $20.3 million in the second quarter of 2018 from $22.3 million in the first quarter of 2018. Second quarter 2018 Adjusted EBITDA was $0.8 million, compared to Adjusted EBITDA of $2.6 million for the first quarter of 2018. The sequential decreases in revenue and Adjusted EBITDA were primarily due to timing and scheduling of certain projects during the quarter. In the second quarter of 2017, revenue was $11.3 million and Adjusted EBITDA was a loss of $0.7 million.
Other Financial Information
General and administrative ("G&A") expense for the second quarter of 2018 was $22.5 million, compared to $29.9 million for the first quarter of 2018 and $16.0 million for the second quarter of 2017. The sequential decrease in G&A expenses was primarily related to a non-cash stock compensation expense of approximately $9.9 million in the first quarter of 2018, related to the IPO, that did not reoccur.
Capital expenditures including deposits totaled $28.8 million during the second quarter of 2018, compared to capital expenditures of $12.4 million in the first quarter of 2018, and $4.5 million in the second quarter of 2017. The increase in capital expenditures was driven by the previously announced deployment of our fourth hydraulic fracturing fleet.
Second quarter interest expense was $0.4 million, down from $10.2 million in the first quarter and $2.8 million in the second quarter of 2017. The second quarter decrease in interest expense was primarily due to IPO financing costs of approximately $8.5 million to extinguish our former revolving credit facility and term loan during the first quarter of 2018 and a lower debt outstanding balance during the second quarter of 2018.
With the closing of the IPO subsequent to the end of the fiscal year, the Company’s debt structure has improved meaningfully. QES ended the second quarter of 2018 with a total debt balance of $31.0 million, $8.2 million of cash on hand, and $59.1 million of net availability under its new senior secured asset-based revolving credit facility.

Share Repurchase Plan
On August 8, 2018, QES’s Board of Directors approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $6.0 million of the Company’s common stock in open market transactions, subject to market conditions, corporate, regulatory and other considerations. Repurchases may be commenced or suspended at any time without notice. The program does not obligate QES to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time in the Company’s discretion.
Conference Call Information
QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, August 8, 2018, to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2018 Second Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through August 16, 2018, at (201) 612-7415, access code 13681322#.
About Quintana Energy Services
QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.
Forward-Looking Statements and Cautionary Statements
This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.
Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Quintana Energy Services Inc.
Condensed Consolidated Statements of Operations
(in thousands of dollars and units, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Revenues:	$152,536	$141,268	$108,457
Costs and expenses:
Direct operating costs	116,581	106,492	81,667
General and administrative	22,500	29,917	16,024
Depreciation and amortization	11,155	11,078	11,432
Gain on disposition of assets	(594)	(106)	(332)
Operating income (loss)	2,894	(6,113)	(334)
Non-operating expense:
Interest expense	(433)	(10,192)	(2,788)
Income (loss) before income tax	2,461	(16,305)	(3,122)
Income tax (expense) benefit	(326)	(51)	9
Net income (loss)	2,135	(16,356)	(3,113)
Net loss attributable to predecessor	—	(1,546)	—
Net income (loss) attributable to Quintana Energy Services Inc.	$2,135	$(14,810)	$(3,113)
Net income (loss) per common share:
Basic	$0.06	$(0.44)	$—
Diluted	$0.06	$(0.44)	$—
Weighted average common shares outstanding:
Basic	33,631	33,318	—
Diluted	35,227	33,318	—

Quintana Energy Services Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share and share amounts)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$8,244	$8,751
Accounts receivable, net of allowance of $1,244 and $776	95,432	83,325
Unbilled receivables	12,849	9,645
Inventories	27,744	22,693
Prepaid expenses and other current assets	4,598	9,520
Total current assets	148,867	133,934
Property, plant and equipment, net	151,391	128,518
Intangible assets, net	9,925	10,832
Other assets	1,719	2,375
Total assets	$311,902	$275,659
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$40,499	$36,027
Accrued liabilities	34,834	33,825
Current portion of debt and capital lease obligations	388	79,443
Total current liabilities	75,721	149,295
Deferred income taxes	—	185
Long-term debt, net of deferred financing costs of $0 and $1,709	31,000	37,199
Long-term capital lease obligations	3,631	3,829
Other long-term liabilities	167	183
Total liabilities	110,519	190,691
Commitments and contingencies
Shareholders’ and members’ equity
Members’ equity	—	212,630
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 33,765,486 issued; 33,630,934 outstanding	340	—
Additional paid-in-capital	344,013	—
Treasury stock, at cost, 134,552 common shares	(1,271)	—
Accumulated deficit	(141,699)	(127,662)
Total shareholders’ and members’ equity	201,383	84,968
Total liabilities, shareholders’ and members’ equity	$311,902	$275,659

Quintana Energy Services Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands of dollars)
(Unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net loss	$(14,222)	$(14,786)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	22,233	23,026
Gain on disposition of assets	(3,068)	(6,625)
Non-cash interest expense	855	2,945
Loss on debt extinguishment	8,594	—
Provision for doubtful accounts	460	90
Deferred income tax benefit	—	(26)
Stock-based compensation	12,826	—
Changes in operating assets and liabilities:
Accounts receivable	(12,567)	(22,719)
Unbilled receivables	(3,204)	(7,084)
Inventories	(5,051)	(544)
Prepaid expenses and other current assets	1,331	(1,071)
Other noncurrent assets	(176)	168
Accounts payable	3,413	(2,114)
Accrued liabilities	1,009	11,961
Other long-term liabilities	(15)	(33)
Net cash provided by (used in) operating activities	12,418	(16,812)
Cash flows from investing activities:
Purchases of property, plant and equipment	(41,194)	(8,689)
Proceeds from sale of property, plant and equipment	3,911	31,131
Net cash (used in) provided by investing activities	(37,283)	22,442
Cash flows from financing activities:
Proceeds from revolving debt	33,000	2,485
Payments on revolving debt	(81,071)	(13,414)
Proceeds from term loans	—	5,000
Payments on term loans	(11,225)	—
Payments on capital lease obligations	(182)	(142)
Payment of deferred financing costs	(1,416)	—
Prepayment premiums on early debt extinguishment	(1,346)	—
Payments for treasury shares	(1,271)	—
Proceeds from new shares issuance, net of underwriting commission costs	90,542	—
Costs incurred for stock issuance	(2,673)	—
Net cash provided by (used in) financing activities	24,358	(6,071)
Net decrease in cash and cash equivalents	(507)	(441)
Cash and cash equivalents beginning of period	8,751	12,219

Cash and cash equivalents end of period	$8,244	$11,778

Supplemental cash flow information
Cash paid for interest	1,119	2,289
Income taxes paid	151	167
Supplemental noncash investing and financing activities
Noncash proceeds from sale of assets held for sale	—	3,990
Fixed asset purchases in accounts payable and accrued liabilities	570	—
Non cash payment for property, plant and equipment	3,279	—
Debt conversion of term loan to equity	33,631	—
Issuance of common shares for members’ equity	212,630	—
Stock issuance cost included in accounts payable	501	—

Quintana Energy Services Inc.
Additional Selected Operating Data
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(Unaudited)
Other Operational Data:
Directional Drilling rig days (1) (2)	4,108	3,706	3,667
Average monthly Directional Drilling rigs on revenue (3)	61	57	57
Total hydraulic fracturing stages	945	963	715
Average hydraulic fracturing revenue per stage	$56,000	$52,477	$48,173

(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.

(2)	Rigs on revenue represents the number of rigs earning revenues during a time period, including days that standby revenues are earned.

(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.
Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.
Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.
We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

Quintana Energy Services Inc.
Reconciliation of Net Income (Loss) to adjusted EBITDA
(In thousands of dollars)
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Adjustments to reconcile Adjusted EBITDA to net loss:
Net Income (loss)	$2,135	$(16,356)	$(3,113)
Income tax expense (benefit)	326	51	(9)
Interest expense	433	10,192	2,788
Depreciation and amortization expense	11,155	11,078	11,432
Gain on disposition of assets, net	(594)	(106)	(332)
Non-cash stock based compensation	2,940	9,886	—
Rebranding expense(1)	53	—	—
Settlement expense(2)	166	223	913
Severance expense(3)	53	—	20
Equipment and standup expense(4)	1,251	515	1
Adjusted EBITDA	$17,918	$15,483	$11,700
(1) Relates to expenses incurred in connection with rebranding our business segments.
(2) For 2017, represents professional fees related to investment banking, accounting and legal services associated with entering into the Former Term Loan that were recorded in general and administrative expenses. For 2018, represents lease buyouts, legal fees and settlement costs for FLSA claims, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.
(3) Relates to severance expenses in 2017 incurred in connection with a program implemented to reduce headcount in connection with the industry downturn. In our performance for the three months ended June 30, 2018 and 2017, $0.1 million and none was recorded in direct operating expenses, respectively, and the remainder was recorded in general and administrative expenses.
(4) Relates to equipment standup costs incurred in connection with the mobilization and redeployment of assets. In our performance for the three months ended June 30, 2018, approximately $1.2 million was recorded in direct operating expenses and approximately $0.1 million was recorded in general and administration expenses. In our performance for the three months ended June 30, 2017, a nominal amount was recorded in direct operating expenses and none was recorded in general and administration expenses.

Quintana Energy Services Inc.
Reconciliation of Segment Adjusted EBITDA to Net Income
(In thousands of dollars)
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Directional Drilling	$5,242	$2,580	$4,808
Pressure Pumping	8,884	9,889	7,799
Pressure Control	5,602	3,650	1,860
Wireline	788	2,564	(743)
Corporate and Other	(7,061)	(13,824)	(2,958)
Income tax (expense) benefit	(326)	(51)	9
Interest expense	(433)	(10,192)	(2,788)
Depreciation and amortization	(11,155)	(11,078)	(11,432)
Gain on disposition of assets, net	594	106	332
Net income (loss)	$2,135	$(16,356)	$(3,113)
Quintana Energy Services Inc.
Segment Adjusted EBITDA Margin
(In thousands of dollars, except percentages)
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$5,242	$2,580	$4,808
Revenue	43,605	37,602	37,099
Adjusted EBITDA Margin Percentage	12.0	6.9	13.0
Pressure Pumping
Adjusted EBITDA	8,884	9,889	7,799
Revenue	56,702	53,400	37,687
Adjusted EBITDA Margin Percentage	15.7	18.5	20.7
Pressure Control
Adjusted EBITDA	5,602	3,650	1,860
Revenue	31,965	27,961	22,335
Adjusted EBITDA Margin Percentage	17.5	13.1	8.3
Wireline
Adjusted EBITDA	788	2,564	(743)
Revenue	20,264	$22,305	11,336
Adjusted EBITDA Margin Percentage	3.9	11.5	(6.6)

(1)
Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.